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                                                                     EXHIBIT 4.3


No. G-001                                                          $150,000,000
                                                             CUSIP No. 91301MAB2
                                                           ISIN No. US91301MAB28

                     10% Senior Subordinated Notes Due 2011


         UNITED SURGICAL PARTNERS HOLDINGS, INC., a Delaware corporation, promises to pay to CEDE & CO., or registered assigns, the principal sum of ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) on December 15, 2011.

         Interest Payment Dates: June 15 and December 15, commencing June 15, 2002.

         Record Dates: June 1 and December 1.

         Additional provisions of this Security are set forth on the other side of this Security.

Dated:  February 14, 2002

                                                     UNITED SURGICAL PARTNERS
                                                     HOLDINGS, INC.

                                                     By:  /s/ Mark A. Kopser
                                                          ---------------------
                                                     Name: Mark A. Kopser
                                                           --------------------
                                                     Title: Chief Financial
                                                            Officer and Vice
                                                            President
                                                            -------------------


                                                     By:  /s/ John J. Wellik
                                                          ---------------------
                                                     Name: John J. Wellik
                                                           --------------------
                                                     Title: Vice President,
                                                            Secretary and
                                                            Treasurer
                                                            -------------------

TRUSTEE'S CERTIFICATE OF
     AUTHENTICATION

U.S. TRUST COMPANY OF TEXAS, N.A.
  as Trustee, certifies
     that this is one of
     the Securities referred
     to in the Indenture.

By:  /s/ John C. Stohlmann
     ----------------------------
         Authorized Signatory

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                       [REVERSE SIDE OF EXCHANGE SECURITY]


                      10% Senior Subordinated Note Due 2011


1.  INTEREST

         UNITED SURGICAL PARTNERS HOLDINGS, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the "COMPANY"), promises to pay interest on the principal amount of this Security at the rate per annum shown above; PROVIDED, HOWEVER, that if a Registration Default (as defined in the Registration Rights Agreement) occurs, additional interest will accrue on this Security at a rate specified in the Registration Rights Agreement. The Company will pay interest semiannually on June 15 and December 15 of each year, commencing June 15, 2002. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 19, 2001. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.  METHOD OF PAYMENT

         The Company will pay interest on the Securities (except defaulted interest) to the Persons who are registered holders of Securities at the close of business on the June 1 or December 1 next preceding the interest payment date even if Securities are canceled after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Securities represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company will make all payments in respect of a certificated Security (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; PROVIDED, HOWEVER, that payments on a certificated Security will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in

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the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.  PAYING AGENT AND REGISTRAR

         Initially, U.S. Trust Company of Texas, N.A. (the "TRUSTEE"), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.  INDENTURE

         The Company issued the Securities under an Indenture dated as of December 19, 2001 (as such may be amended or supplemented from time to time, "INDENTURE"), among the Company, the Guarantors and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture (the "ACT"). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the Act for a statement of those terms.

         The Securities are general unsecured obligations of the Company. The Company shall be entitled, subject to its compliance with Section 4.03 of the Indenture, to issue Additional Securities pursuant to Section 2.13 of the Indenture. The Initial Securities issued on the Issue Date, any Additional Securities and all Exchange Securities or Private Exchange Securities issued in exchange therefor will be treated as a single class for all purposes under the Indenture. The Indenture contains covenants that limit the ability of the Company, Parent and their subsidiaries to incur additional indebtedness; pay dividends or distributions on, or redeem or repurchase capital stock; make investments; issue or sell capital stock of subsidiaries; engage in transactions with affiliates; create liens on assets; transfer or sell assets; restrict

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dividends or other payments of subsidiaries; and consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries. These covenants are subject to important exceptions and qualifications.

5.  OPTIONAL REDEMPTION

         Except as set forth below, the Company shall not be entitled to redeem the Securities at its option prior to December 15, 2006.

         On and after December 15, 2006, the Company shall be entitled at its option to redeem all or a portion of the Securities upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest thereon, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

                  Period                                      Redemption
                  ------                                         Price
                                                              ----------
                  2006                                        105.000%
                  2007                                        103.333%
                  2008                                        101.667%
                  2009                                        100.000%
                  2010                                        100.000%

         In addition, prior to December 15, 2004, the Company shall be entitled at its option on one or more occasions to redeem Securities (which includes Additional Securities, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Securities (which includes Additional Securities, if any) issued prior to such date at a redemption price (expressed as a percentage of principal amount) of 110.00%, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds from one or more Qualified Equity Offerings; PROVIDED, HOWEVER, that (1) at least 65% of such aggregate principal amount of Securities (which includes Additional Securities, if any) remains outstanding immediately after the occurrence of each such redemption

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(other than Securities held, directly or indirectly, by the Company or its
Affiliates); and (2) each such redemption occurs within 90 days after the date of the related Qualified Equity Offering.

         Pending the application of the Net Cash Proceeds of any Qualified Equity Offering to redeem Securities in accordance with the provisions of this paragraph, Parent or its Restricted Subsidiaries may temporarily repay Senior Indebtedness of the Company or any Domestic Guarantor with those Net Cash Proceeds.

         The Company shall be entitled, at its option, at any time as a whole prior to December 15, 2006, to redeem the Securities (which includes the Additional Securities, if any) at a redemption price equal to the sum of:

                  (1) the principal amount thereof, plus

                  (2) accrued and unpaid interest, if any, to the redemption date, plus

                  (3) the Applicable Premium at the redemption date.

         "APPLICABLE PREMIUM" means, with respect to any Security on any redemption date, the greater of (1) 1.0% of the principal amount of such Security and (2) the excess of (a) the present value at such redemption date of
(i) the redemption price of such Security at December 15, 2006 plus (ii) all required interest payments due on such Security through December 15, 2006 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points, over (b) the principal amount of such Security.

         "TREASURY RATE" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2006; PROVIDED, HOWEVER, that if the period from the redemption date to December 15,

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                                                                              6


2006 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, then the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to December 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

6.  NOTICE OF REDEMPTION

         Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at the Holder's registered address. Securities in denominations of $1,000 principal amount or less may be redeemed in whole and not in part. Securities in denominations larger than $1,000 principal amount may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.

7.  PUT PROVISIONS

         Upon a Change of Control (as defined in Section 4.02 of the Indenture), each Holder will have the right to require that the Company purchase such Holder's Securities at a purchase price equal to 101% of the principal amount of the Securities to be purchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.

         Under certain circumstances as set forth in the Indenture, the Company will be required to offer to purchase Securities with the Net Available Cash from Asset Dispositions.

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8.  SUBORDINATION

         The Securities are subordinated to Senior Indebtedness of the Company, as defined in the Indenture. To the extent provided in the Indenture, Senior Indebtedness of the Company must be paid before the Securities may be paid. The Company agrees, and each Securityholder by accepting a Security agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

9.  GUARANTY

         The payment by the Company of the principal of, and premium and interest on, the Securities is fully and unconditionally guaranteed on a joint and several senior subordinated basis by each of the Guarantors.

10.  DENOMINATIONS; TRANSFER; EXCHANGE

         The Securities are in registered form without coupons in denominations of $1,000 principal amount and whole multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities for a period of 15 days before the mailing of a notice of redemption of Securities to be redeemed or 15 days before an interest payment date.

11.  PERSONS DEEMED OWNERS

         The registered Holder of this Security may be treated as the Security's owner for all purposes.

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                                                                              8


12.  UNCLAIMED MONEY

         If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

13.  DISCHARGE AND DEFEASANCE

         Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.

14.  AMENDMENT, WAIVER

         Subject to certain exceptions set forth in the Indenture, (i) the Indenture and the Securities may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Securities and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Securities. Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company, the Guarantors and the Trustee shall be entitled to amend the Indenture or the Securities to cure any ambiguity, omission, defect or inconsistency, to comply with Article 5 of the Indenture, to provide for uncertificated Securities in addition to or in place of certificated Securities, to add guarantees with respect to the Securities, including Guaranties, to secure the Securities, to add additional covenants or surrender rights and powers conferred on the Company or the Guarantors, to comply with any request of the SEC in connection with qualifying the Indenture under the Act, or to make any change that does not adversely affect the rights of any Securityholder in any material respect or to evidence the release of a Guarantor.

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15.  DEFAULTS AND REMEDIES

         Under the Indenture, Events of Default include (i) default in payment of interest on the Securities, continued for 30 days; (ii) default in payment of principal on the Securities at maturity, upon optional redemption pursuant to paragraph 5 of the Securities, upon declaration of acceleration or otherwise, or failure by the Company to redeem or purchase Securities when required; (iii) failure by the Company or any Guarantor to comply with other agreements in the Indenture or the Securities, in certain cases subject to notice and lapse of time; (iv) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Company, any Guarantor or any Significant Subsidiary if the amount accelerated (or so unpaid) exceeds $10 million; (v) certain events of bankruptcy or insolvency with respect to the Company, any Guarantor and the Significant Subsidiaries; (vi) certain judgments or decrees for the payment of money in excess of $10 million; and (vii) certain defaults with respect to Guaranties. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Securities may declare all the Securities to be due and payable by notice in writing to the Company and the Trustee, and upon such declaration the Securities will be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities being due and payable immediately upon the occurrence of such Events of Default.

         Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

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16.  TRUSTEE DEALINGS WITH THE COMPANY

         Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17.  NO RECOURSE AGAINST OTHERS

         No director, officer, employee, incorporator or stockholder of the Company or any Guarantor or the Trustee shall have any liability for any obligations of the Company or any Guarantor under the Securities, any Guaranty or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

18.  AUTHENTICATION

         This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.

19.  ABBREVIATIONS

         Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors
Act).

20.  CUSIP NUMBERS

         Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers and corresponding ISINs to be printed on the Securities and has directed the Trustee to use CUSIP numbers and corresponding ISINs in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers

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either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21.  HOLDERS' COMPLIANCE WITH REGISTRATION RIGHTS AGREEMENT.

         Each Holder of a Security, by acceptance hereof, acknowledges and agrees to the provisions of the Registration Rights Agreement, including the obligations of the Holders with respect to a registration and the indemnification of the Company to the extent provided therein.

22.  GOVERNING LAW.

         THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

         THE COMPANY WILL FURNISH TO ANY SECURITYHOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE TO THE SECURITY HOLDER A COPY OF THE INDENTURE WHICH HAS IN IT THE TEXT OF THIS SECURITY IN LARGER TYPE. REQUESTS MAY BE MADE TO:

                  UNITED SURGICAL PARTNERS HOLDINGS, INC.
                  17103 PRESTON ROAD
                  SUITE 200 NORTH
                  DALLAS, TEXAS 75248

                  ATTENTION:  INVESTOR RELATIONS

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--------------------------------------------------------------------------------

                                 ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to


              (Print or type assignee's name, address and zip code)

                  (Insert assignee's soc. sec. or tax I.D. No.)


and irrevocably appoint _______________________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.


________________________________________________________________________________

Date: _______________________ Your Signature: __________________________________


________________________________________________________________________________
Sign exactly as your name appears on the other side of this Security.


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                       OPTION OF HOLDER TO ELECT PURCHASE

                  If you want to elect to have this Security purchased by the Company pursuant to Section 4.02 or 4.07 of the Indenture, check the box: / /

                  If you want to elect to have only part of this Security purchased by the Company pursuant to Section 4.02 or 4.07 of the Indenture, state the amount in principal amount: $


Date:                              Your Signature
     -----------------------------                -----------------------------

                           (Sign exactly as your name appears on the other side of this Security.)

Signature Guarantee:
                     ----------------------------------------------------------
                                   (Signature must be guaranteed)

Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

         THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

         THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE COMPANY, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER (IF AVAILABLE) OR (V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH
(V) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

         IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.